EXHIBIT 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter Ended December 31, 2022, Declares Quarterly Cash Dividend of $0.10 per Share

•
GAAP Net Investment Income (“NII”) was $8.1 million, or $0.11 per share in the fourth quarter, representing a 6% increase from third quarter NII of $7.7 million. Fourth quarter NII provided dividend coverage of 112%, up from third quarter dividend coverage of 105%. NII for the fourth quarter includes fee and other one-time income of approximately $0.01 per share, as compared to $0.02 per share in the prior quarter.
•
Net Asset Value (“NAV”) decreased to $318.5 million as of December 31, 2022, down 4.1% from $332.0 million as of September 30, 2022; NAV per share decreased by 3.7% to $4.39 per share from $4.56 per share as of September 30, 2022, primarily driven by net unrealized losses of $13.2 million during the quarter due to credit spread widening across the broader market and other portfolio valuation declines.
•
The Company had gross deployments totaling $36.0 million during the fourth quarter, substantially all of which were in first lien loans. The weighted average yield on gross deployments during the quarter was 11.5%, up from 10.0% in the third quarter. During the quarter, 8 new portfolio companies were added, bringing total portfolio companies at quarter-end to 116, up from 86 at the end of 2021 and 55 at the end of 2020. Gross repayments during the fourth quarter were $27.9 million, including full repayments from 3 existing portfolio companies.
•
The Company’s weighted-average portfolio yield as of December 31, 2022 increased to 11.9% based on total portfolio fair value, up from 10.5% as of September 30, 2022. The increase was largely driven by a rise in LIBOR and SOFR rates during the quarter.
•
Net leverage was 0.77x as of December 31, 2022, up from 0.71x as of September 30, 2022, driven by new net deployments and a decrease in valuations across our portfolio. Total available liquidity for deployment into portfolio company investments, including cash, was approximately $112.5 million, subject to leverage and borrowing base restrictions.
•
During the fourth quarter, the Company repurchased 318,324 shares under the share repurchase program, spending approximately $1.2 million at an average price of $3.62 per share, including brokerage commissions.

New York, March 1, 2023 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly dividend of $0.10 per share, payable on April 6, 2023 to stockholders of record at the close of business on March 16, 2023.

“Our NII continued its upward trajectory this quarter, demonstrating the strength of our increasingly diversified portfolio and our commitment to delivering solid risk-adjusted returns,” said James E. Keenan, Chairman and Interim CEO of the Company. “We are very pleased that our NII covered our $0.10 dividend by 112% this quarter. Higher base rates and an improved pricing environment on new originations contributed to a 6% increase in NII from the prior quarter. Our relatively modest leverage ratio of 0.77x allows us the flexibility to selectively grow our portfolio and further increase its earnings power."

“The fourth quarter witnessed reduced origination activity across the market as corporate mergers and acquisitions, the need for growth financings as well as refinancing activity slowed down owing to a rising interest rate environment. Even during this slower environment, we added 8 new portfolio companies during the quarter, drawing upon the power of the BlackRock platform. We ended the year with a well-diversified portfolio of 116 companies, more than doubling the number of portfolio companies we had at the end of 2020. We deployed $36 million in the fourth quarter on a gross basis – almost entirely in first lien loans. At the end of the year, 79% of our portfolio consisted of first lien investments, up from 74% at the end of 2021 and 50% at the end of 2020, representing significant progress in our effort to lower the risk profile of the portfolio over that time frame. Subsequent to the fourth quarter, we exited and realized our non-core legacy investments in Advanced Lighting (previously a non-accrual asset) and Kemmerer Operations, reducing our non-core exposure to less than 1% of the portfolio on a pro forma basis,” Mr. Keenan continued.

“Against the macroeconomic backdrop of continued inflation, higher interest rates, and softening consumer demand, we remain highly selective in underwriting new investments and vigilant in monitoring our existing portfolio. We believe that our portfolio is well positioned to withstand the impact of a deteriorating economic environment. Our credit quality remains solid as there were no new non-accrual investments in the fourth quarter, demonstrating our focus on prudent underwriting and maintaining a strong credit culture.” Mr. Keenan concluded.

	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2020
Portfolio Composition
First Lien Debt	79%	77%	74%	50%
Second Lien Debt	16%	17%	19%	27%
Junior Capital[1]	5%	6%	7%	23%

Portfolio Company Count	116	111	86	55
Non-Core Assets
Portfolio Company Count[2]	3	4	5	6
Fair Market Value ("FMV", in Millions)	9	11	26	42
% of investments, at FMV	2%	2%	5%	9%

_______________________________________________

1.
Includes unsecured/subordinated debt and equity investments.
2.
Excludes portfolio companies with zero FMV.

Financial Highlights

	Q4 2022		Q3 2022		Q4 2021
($'s in millions, except per share data)[2]	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$8.1	$0.11	$7.7	$0.10	$5.9	$0.08
Net realized and unrealized gains/(losses)	$(13.2)	$(0.18)	$(2.1)	$(0.03)	$0.7	$0.01
Basic earnings/(losses)	$(5.1)	$(0.07)	$5.6	$0.08	$6.7	$0.09
Dividends declared	$7.3	$0.10	$7.3	$0.10	$7.4	$0.10
Net Investment Income/(loss), as adjusted[1]	$8.1	$0.11	$7.7	$0.10	$6.2	$0.08
Basic earnings/(losses), as adjusted[1]	$(5.1)	$(0.07)	$5.6	$0.08	$6.9	$0.09

_______________________________________________

1.
Non-GAAP basis financial measure, excluding the hypothetical liquidation basis capital gain incentive fee accrual (reversal), if any, under GAAP. See Supplemental Information.
2.
Totals may not foot due to rounding.

	2022 Totals		2021 Totals
($'s in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$29.4	$0.40	$19.9	$0.27
Net realized and unrealized gains/(losses)	$(25.9)	$(0.35)	$46.6	$0.63
Basic earnings/(losses)	$3.5	$0.05	$66.5	$0.90
Dividends declared	$(29.3)	$0.40	$29.7	$0.40
Net Investment Income/(loss), as adjusted[1]	$27.8	$0.38	$21.4	$0.29
Basic earnings/(losses), as adjusted[1]	$1.9	$0.03	$68.0	$0.92

_______________________________________________

1.
Non-GAAP basis financial measure, excluding the hypothetical liquidation basis capital gain incentive fee accrual (reversal), if any, under GAAP. See Supplemental Information.

($'s in millions, except per share data)	December 31, 2022	September 30, 2022	December 31, 2021

Total assets	$589.1	$612.0	$572.0
Investment portfolio, at FMV	$570.5	$574.6	$552.6
Debt outstanding	$253.0	$260.9	$196.9
Total net assets	$318.5	$332.0	$349.7
Net asset value per share	$4.39	$4.56	$4.73
Net leverage ratio[1]	0.77x	0.71x	0.56x

_______________________________________________

1.
Calculated as the ratio between (a) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold, plus payables for investments purchased, and (b) NAV.

Business Updates

•
Reduced Exposure in Non-Core Legacy Portfolio: During the fourth quarter, the Company received $1.0 million of proceeds from a partial repayment of our first lien term loan in Kemmerer Operations, LLC ("Kemmerer Operations"). The non-core portfolio stood at less than 2% of our entire portfolio, at fair value, as of December 31, 2022. Subsequent to December 31, 2022, the Company received $2.4 million in proceeds from the full sale of its first lien debt and equity positions in Kemmerer Operations, and $0.8 million in proceeds from the full sale of its non-accrual second lien secured note position in Advanced Lighting Technologies, LLC ("Advanced Lighting"), further reducing the Company's non-core legacy exposure.
•
Other Junior Capital Exposure: As of December 31, 2022, the Company’s other junior capital (including unsecured/subordinated debt and equity) exposure, excluding non-core assets, remained low at 4% of the portfolio, down from 6% at December 31, 2021, and down from 21% at December 31, 2020.
•
Share Repurchase Program: During the fourth quarter, the Company repurchased 318,324 shares of its common stock for $1.2 million at an average price of $3.62 per share, including brokerage commissions. On October 28, 2022, the Company’s Board of Directors authorized the Company to purchase up to a total of 8 million shares, commencing on November 7, 2022 and effective until the earlier of November 6, 2023 or such time that all of the authorized shares have been repurchased, subject to the terms of a share repurchase program, if in effect.

Fourth Quarter Financial Updates

•
NII was $8.1 million, or approximately $0.11 per share, for the three months ended December 31, 2022, an increase of 6% from the prior quarter. Relative to our dividend declared of $0.10 per share, dividend coverage was 112%, up from 105% in the prior quarter.
•
NAV decreased to $318.5 million at December 31, 2022, down 4.1% from $332.0 million at September 30, 2022; NAV per share decreased to $4.39 per share from $4.56 per share as of September 30, 2022. The NAV decrease was primarily driven by $13.2 million of net unrealized losses due to credit spread widening across the broader market and other portfolio valuation declines.
•
Tax characteristics of all 2022 dividends were reported to stockholders on Form 1099 after the end of the calendar year. Our 2022 aggregate dividends of $0.40 per share included a $0.02 per share return of capital. At our discretion, we may carry forward taxable income in excess of calendar year dividends and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2022, and therefore no excise tax payable at December 31, 2022.

Portfolio and Investment Activity*

($’s in millions)	Three Months Ended		Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Investment deployments	$36.0	$68.5	$231.5	$275.0
Investment exits	$27.9	$75.7	$192.4	$250.6
Number of portfolio company investments at the end of period	116	86	116	86
Weighted average yield of debt and income producing equity securities, at FMV	12.0%	8.7%	12.0%	8.7%
% of Portfolio invested in Secured debt, at FMV	94%	93%	94%	93%
% of Portfolio invested in Unsecured/subordinated debt, at FMV	4%	5%	4%	5%
% of Portfolio invested in Equity, at FMV	2%	2%	2%	2%
Average investment by portfolio company, at amortized cost	$5.7	$7.1	$5.7	$7.1

_______________________________________________

*Balance sheet amounts and yield information above are as of period end.

•
We deployed $36.0 million during the quarter while exits and repayments totaled $27.9 million, resulting in an $8.1 million net increase in our portfolio.
▪
Deployments consisted of investments/fundings into 8 new portfolio companies and primarily 7 existing portfolio companies, which are outlined as follows:

New Portfolio Companies

▪
$5.2 million SOFR ("S") + 6.50% first lien term loan and $5.2 million unfunded revolver to Integrity Marketing Acquisition, LLC, an independent marketer and distributor of life and health insurance products;
▪
$5.2 million S + 6.50% first lien term loan, $1.3 million unfunded delayed draw term loan ("DDTL"), and $0.5 million unfunded revolver to Zendesk, Inc., a provider of customer support solutions to businesses;
▪
$5.0 million S + 7.00% first lien term loan and $0.4 million unfunded revolver to Madison Logic Holdings, Inc., a business-to-business marketing services provider;
▪
$2.6 million S + 8.25% first lien term loan to Money Transfer Acquisition Inc., a consumer financial services company;
▪
$2.3 million S + 7.25% first lien term loan and $0.2 million unfunded revolver to Avalara, Inc., a provider of cloud-based solutions for transaction tax compliance;
▪
$2.2 million S + 7.00% first lien term loan, $0.2 million unfunded DDTL, and $0.3 million unfunded revolver to Alcami Corporation, a contract drug development and manufacturing organization;
▪
$2.2 million S + 6.25% first lien term loan to CommerceHub, Inc., a provider of cloud-based ecommerce solutions; and
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$2.1 million S + 8.75% first lien term loan to Kong Inc., a software provider for managing, scaling and monitoring application processing interfaces.

Incremental Investment /Funding Primarily in the Following Existing Portfolio Companies

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$2.9 million S + 6.00% first lien DDTL funding to Wealth Enhancement Group, LLC;
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$1.5 million S + 6.88% first lien DDTL funding to GTY Technology Holdings, Inc.;
▪
$1.0 million S + 7.50% first lien DDTL funding to Elastic Path Software Inc.;
▪
$0.9 million S + 7.25% first lien DDTL funding to Grey Orange Incorporated;
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$0.7 million S + 5.75% first lien DDTL funding to AmeriLife Holdings, LLC;
▪
$0.7 million 12.00% first lien term loan to Magenta Buyer, LLC (McAfee); and
▪
$0.5 million LIBOR + 8.00% first lien revolver funding to Pluralsight, Inc.
▪
Exits and repayments were primarily concentrated in three complete exits of portfolio company investments and two partial paydowns, with a total of $0.5 million in fee and other one-time income generated in excess of principal repaid on these transactions:
▪
$11.7 million full repayment at par of first lien term loan in Barri Financial Group, LLC;
▪
$9.2 million of proceeds from the full repayment at par of first lien term loan, DDTL and revolver in Unanet, Inc.;
▪
$4.3 million of proceeds from the full repayment at par of second lien term loan and DDTL in MetroNet Systems Holdings, LLC;
▪
$1.0 million of proceeds from the partial repayment of first lien term loan in Kemmerer Operations, a non-core legacy position; and
▪
$0.6 million of proceeds from the partial repayment of first lien term loan and revolver in Alpine Acquisition Corp II (48Forty).
•
During the quarter ended December 31, 2022, there were no new non-accrual investments. As of December 31, 2022, there were three non-accrual investment positions, representing approximately 2.8% and 11.8% of total debt and preferred stock investments, at fair value and cost, respectively. Subsequent to December 31, 2022, the Company received $0.8 million in proceeds from the full sale of its non-accrual debt position in Advanced Lighting, further reducing its number of non-accrual investment positions to two.
•
The weighted average internal investment rating of the portfolio at FMV declined slightly to 1.33 at December 31, 2022, as compared to 1.28 at September 30, 2022, and 1.21 at December 31, 2021.
•
During the quarter ended December 31, 2022, net unrealized losses were $13.2 million, driven by credit spread widening across the broader market and other portfolio valuation declines. The largest contributors to the unrealized losses included Gordon Brothers Finance Company, Razor Group GmbH, Magenta Buyer, LLC, Stitch Holdings L.P. and MBS Parent, LLC. There were no realized gains or losses during the quarter.

Liquidity and Capital Resources

•
At December 31, 2022, we had $9.5 million in cash and cash equivalents and $103.0 million of availability under our credit facility, subject to leverage restrictions, resulting in approximately $112.5 million of availability for deployment into portfolio company investments including current unfunded commitments, and for general use in the normal course of business.
•
Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, was 0.77x at quarter-end, and our 225% asset coverage ratio provided the Company with additional debt capacity of $103.0 million under its asset coverage requirements, subject to borrowing capacity and borrowing base restrictions. Further, as of December 31, 2022, approximately 85% of our assets were invested in qualifying assets, exceeding the 70% requirement for a business development company under Section 55(a) of the Investment Company Act of 1940.
•
For the fourth quarter of 2022, the Company declared a cash dividend of $0.10 per share, payable on April 6, 2023 to stockholders of record at the close of business on March 16, 2023.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, March 2, 2023, to discuss its fourth quarter 2022 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (844) 394-5144 or from outside the United States, +1 (773) 305-6865, 10 minutes before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 9602125). A live, listen-only webcast will also be available via the Investor Relations section of www.blackrockbkcc.com. This teleconference can also be accessed using Microsoft Edge, Google Chrome, or Firefox via this link: BlackRock Capital Investment Corporation Fourth Quarter 2022 Earnings Call. Once clicked-on, please enter your information to be connected. Please note that the link becomes active fifteen minutes prior to the scheduled start time.

The teleconference and the webcast will be available for replay by 3:00 p.m. on Thursday, March 2, 2023 and ending at 3:00 p.m. on Thursday, March 16, 2023. The replay of the teleconference can be accessed via the following link: BlackRock Capital Investment Corporation Fourth Quarter 2022 Earnings Call Replay. To access the webcast, please visit the investor relations section of www.blackrockbkcc.com.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page.

About BlackRock Capital Investment Corporation

Formed in 2005, BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in middle-market companies in the form of senior debt securities and loans, and our investment portfolio may include junior secured and unsecured debt securities and loans, each of which may include an equity component.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

	December 31, 2022	December 31, 2021
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $569,528,145 and $520,501,274)	$551,686,646	$526,504,945
Non-controlled, affiliated investments (cost of $3,849,638 and $5,027,616)	3,574,438	4,131,978
Controlled investments (cost of $84,922,381 and $89,097,765)	15,228,000	21,927,071
Total investments at fair value (cost of $658,300,164 and $614,626,655)	570,489,084	552,563,994
Cash and cash equivalents	9,531,190	12,750,121
Interest, dividends and fees receivable	5,515,446	3,671,722
Due from broker	1,946,507	—
Deferred debt issuance costs	1,055,117	1,511,418
Receivable for investments sold	12,096	690,550
Prepaid expenses and other assets	510,706	788,469
Total assets	$589,060,146	$571,976,274
Liabilities
Debt (net of deferred issuance costs of $996,839 and $425,272)	$253,003,161	$196,875,330
Dividends payable	7,257,191	7,392,972
Income incentive fees payable	3,403,349	170,002
Accrued capital gains incentive fees	—	1,544,569
Management fees payable	2,186,540	2,122,519
Interest Rate Swap at fair value	1,332,299	—
Interest and debt related payables	738,719	601,379
Payable for investments purchased	600,391	11,679,798
Accrued administrative expenses	397,299	384,225
Accrued expenses and other liabilities	1,618,844	1,553,507
Total liabilities	270,537,793	222,324,301
Net assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 84,481,797 and 84,478,251 issued and 72,571,907 and 73,876,987 outstanding	84,482	84,478
Paid-in capital in excess of par	850,199,351	852,360,178
Distributable earnings (losses)	(458,387,778)	(434,303,297)
Treasury stock at cost, 11,909,890 and 10,601,264 shares held	(73,373,702)	(68,489,386)
Total net assets	318,522,353	349,651,973
Total liabilities and net assets	$589,060,146	$571,976,274
Net assets per share	$4.39	$4.73

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

	Three Months Ended (Unaudited)		Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Investment income
Interest income (excluding PIK):
Non-controlled, non-affiliated investments	$16,400,756	$11,858,713	$54,387,478	$40,366,030
Non-controlled, affiliated investments	—	—	—	11,867
Controlled investments	—	—	—	718,571
PIK interest income:
Non-controlled, non-affiliated investments	512,299	59,418	1,138,311	2,092,736
Non-controlled, affiliated investments	109,309	121,265	456,686	481,800
Dividend income (excluding PIK):
Non-controlled, affiliated investments	—	—	—	71,500
Controlled investments	—	116,648	—	1,647,661
PIK dividend income:
Non-controlled, non-affiliated investments	83,725	15,177	319,524	15,177
Other income:
Non-controlled, non-affiliated investments	353,070	429,090	1,633,795	839,678
Total investment income	17,459,159	12,600,311	57,935,794	46,245,020
Operating expenses
Interest and other debt expenses	4,213,025	2,925,218	13,140,402	11,620,899
Management fees	2,186,540	2,122,519	8,311,686	7,784,188
Incentive fees on income	1,712,604	170,002	3,422,362	249,385
Incentive fees on capital gains(1)	—	252,617	(1,544,569)	1,544,569
Administrative expenses	397,299	384,225	1,407,775	1,354,283
Professional fees	112,420	131,039	836,788	1,100,008
Insurance expense	164,534	204,198	747,428	809,356
Director fees	158,125	158,125	613,750	622,500
Investment advisor expenses	25,819	87,500	103,276	350,000
Other operating expenses	396,017	230,022	1,525,774	1,011,273
Total expenses, before incentive fee waiver	9,366,383	6,665,465	28,564,672	26,446,461
Incentive fee waiver	—	—	—	(79,383)
Total expenses, net of incentive fee waiver	9,366,383	6,665,465	28,564,672	26,367,078
Net investment income(1)	8,092,776	5,934,846	29,371,122	19,877,942
Realized and unrealized gain (loss) on investments, Interest Rate Swap and foreign currency
Net realized gain (loss):
Non-controlled, non-affiliated investments	—	—	1,196,573	21,408,577
Non-controlled, affiliated investments	—	—	—	(7,989,591)
Controlled investments	—	(21,980,388)	—	(32,496,018)
Net realized gain (loss)	—	(21,980,388)	1,196,573	(19,077,032)
Net change in unrealized appreciation (depreciation):
Non-controlled, non-affiliated investments	(10,151,765)	226,419	(23,845,171)	20,125,055
Non-controlled, affiliated investments	288,182	(86,942)	620,438	6,932,957
Controlled investments	(3,214,001)	22,565,269	(2,523,687)	38,914,666
Interest Rate Swap	(117,641)	—	(1,332,299)	—
Foreign currency translation	—	—	—	(285,360)
Net change in unrealized appreciation (depreciation)	(13,195,225)	22,704,746	(27,080,719)	65,687,318
Net realized and unrealized gain (loss)	(13,195,225)	724,358	(25,884,146)	46,610,286
Net increase (decrease) in net assets resulting from operations	$(5,102,449)	$6,659,204	$3,486,976	$66,488,228
Net investment income per share—basic(1)	$0.11	$0.08	$0.40	$0.27
Earnings (loss) per share—basic(1)	$(0.07)	$0.09	$0.05	$0.90
Weighted average shares outstanding—basic	72,611,050	73,950,159	73,314,124	74,153,145
Net investment income per share—diluted(1)(2)	$0.11	$0.08	$0.40	$0.27
Earnings (loss) per share—diluted(1)(2)	$(0.07)	$0.09	$0.05	$0.83
Weighted average shares outstanding—diluted	72,611,050	90,943,896	81,042,705	91,146,882

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(1)
Net investment income and per share amounts displayed above are net of the accrual (reversal) for incentive fees on capital gains which is reflected on a hypothetical liquidation basis in accordance with GAAP for the year ended December 31, 2022, and for the three months and year ended December 31, 2021. Refer to Supplemental Information section below for further details and as adjusted figures that reflect that there were no incentive fees on capital gains realized and payable to the Advisor during such periods.
(2)
For the year ended December 31, 2022, the impact of the hypothetical conversion of the 2022 Convertible Notes was antidilutive.

Supplemental Information

The Company reports its financial results on a generally accepted accounting principles (“GAAP”) basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive fees based on capital gains (if any) by performing a hypothetical liquidation basis calculation at the end of each reporting period, as required by GAAP, which assumes that all unrealized capital appreciation and depreciation is realized as of the reporting date. It should be noted that incentive fees based on capital gains (if any) are not due and payable until the end of the annual measurement period, or every June 30. The incremental incentive fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets, geopolitical conditions and other parameters could cause actual results to differ from estimates and such differences could be material. There can be no assurance that unrealized capital appreciation and depreciation will be realized in the future, or that any accrued capital gains incentive fee will become payable. Incentive fee amounts on capital gains actually paid by the Company will specifically exclude consideration of unrealized capital appreciation, consistent with requirements under the Investment Advisers Act of 1940 and the Company’s investment management agreement. For a more detailed description of the Company’s incentive fees, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three Months Ended		Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
GAAP Basis:
Net Investment Income	$8,092,776	$5,934,846	$29,371,122	$19,877,942
Net Investment Income per share	0.11	0.08	0.40	0.27
Addback: GAAP incentive fee (reversal) based on capital gains	—	252,617	(1,544,569)	1,544,569
Addback: GAAP incentive fee based on Income net of incentive fee waiver (if any)	1,712,604	170,002	3,422,362	170,002
Pre-Incentive Fee[1]:
Net Investment Income	$9,805,380	$6,357,465	$31,248,915	$21,592,513
Net Investment Income per share	0.14	0.09	0.43	0.29
Less: Incremental incentive fee based on Income net of incentive fee waiver (if any)	(1,712,604)	(170,002)	(3,422,362)	(170,002)
As Adjusted[2]:
Net Investment Income	$8,092,776	$6,187,463	$27,826,553	$21,422,511
Net Investment Income per share	0.11	0.08	0.38	0.29

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1.
Pre-Incentive Fee: Amounts are adjusted to remove the impact of all accrued (reversed) incentive fees recorded during the period.
2.
As Adjusted: Amounts are adjusted to remove the GAAP accrual (reversal) for incentive fee based on capital gains (if any) and to include only the incremental incentive fee based on income. Adjusted amounts reflect the fact that no incentive fee on capital gains was realized and payable to the Advisor during the three months and years ended December 31, 2022 and 2021, respectively. Under the current investment management agreement, incentive fee based on income is calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, inflation, credit risk, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 1, 2023, identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.